UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 12, 2008

INTERVEST BANCSHARES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23377	13-3699013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Rockefeller Plaza, Suite 400 New York, New York	10020-2002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number Including Area Code: (212) 218-2800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On December 12, 2008, Intervest Bancshares Corporation (the “Company”) issued a press release announcing that it has received preliminary approval for a $25 million investment from the U.S. Treasury Department under the TARP Capital Purchase Program. The TARP Capital Purchase Program is a voluntary program designed to provide capital for healthy banks and improve the flow of funds from banks to their customers. The terms of participation are standardized across the industry. Under the program, the Company will issue perpetual preferred stock to the U.S. Treasury Department that qualifies as Tier 1 Capital. The stock will carry a 5% dividend payable for each of the first five years of the investment, and 9% thereafter, unless the Company redeems the preferred shares earlier. In addition, as part of the requirements of the program, the Company will issue to the U.S. Treasury Department a warrant to purchase up to $3.75 million of the Company’s Class A Common Stock at any anytime for a period of up to ten years at an exercise price per share to be determined when the transaction closes. The exercise price will be based on a 20 day trailing average of the Company’s Class A Common Stock.

The text of the press release is attached hereto as Exhibit 99.1. This Form 8-K and the attached exhibit are provided and are furnished to, but not filed with, the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated December 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERVEST BANCSHARES CORPORATION

Date: December 12, 2008	By:	/s/ Lowell S. Dansker
Lowell S. Dansker, Chairman and Executive Vice President
(Principal Executive Officer)

Date: December 12, 2008	By:	/s/ John J. Arvonio
John J. Arvonio, Chief Financial and Accounting Officer
(Principal Financial Officer)